UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 12, 2008 (November 7, 2008)

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Compensatory Arrangements of Certain Officers

To further align their interests with those of Janus Capital Group Inc. (the “Company”) and to be consistent with other senior executives, the Company’s Co-Chief Investment Officers (“Co-CIOs”), Jonathan D. Coleman and Richard Gibson Smith, each have decided to forego their individual employment agreement (defined below) and replace it with a severance rights agreement (defined below).   The Co-CIOs’ current Change in Control Agreements (reported in the Current Report on Form 8-K filed on September 25, 2007) will remain in place with only minor amendments to comply with Section 409A of the Internal Revenue Code.

Messrs. Coleman and Smith were elected Co-CIOs in November 2006, and will remain in their Co-CIO and portfolio manager capacities without any change to their individual responsibilities and duties.  Based on the Co-CIOs’ non-renewal notice to the Company on November 7, 2008, the term of Messrs. Coleman and Smith’s current Employment Agreement, dated as of January 1, 2007 (“Employment Agreements”) will now end on December 31, 2008.  In place of the Employment Agreements, Messrs. Coleman and Smith and a subsidiary of the Company have entered into individual severance rights agreements (the “Severance Rights Agreements”) to be effective as of January 1, 2009, and which will supersede the terms of the Employment Agreements.

The material provisions of the Severance Rights Agreements are summarized below.  The summary of the Severance Rights Agreement is qualified in its entirety by reference to the full text of the Severance Rights Agreements attached as an exhibit to this Form 8-K.  In the event of a conflict between the summary below and the provisions of the Severance Rights Agreements, the provisions of the Severance Rights Agreements prevail.

Severance Rights

In the event the Company terminates a Co-CIO’s employment without “cause” or a Co-CIO terminates employment with “good reason,” the Company will pay severance benefits of one times the total average annual cash compensation (annual base salary, Co-CIO compensation and portfolio manager compensation, but excluding any portion related to long-term incentive awards) paid or payable to that Co-CIO in connection with his last two four-quarter periods of employment before the date of termination. Subject to the Chief Executive Officer’s (“CEO”) approval and the execution of a two-year, non-compete commitment and legal release, the Company will also permit all of the Co-CIO’s long-term incentive awards granted on or after December 30, 2004 to continue to vest in accordance with the respective original schedules and any unexercised stock options will remain exercisable for the remainder of their respective terms. The Company will also provide medical, dental and vision insurance for twelve months.

In the event the Company requests a Co-CIO to discontinue his Co-CIO role but continue his portfolio management duties, the Co-CIO may either: (i) accept the change and receive compensation under the then-current portfolio manager compensation plan, plus be entitled to a pro-rata payment of his annual target Co-CIO compensation (excluding any portfolio manager compensation), or (ii) resign from the Company and receive a severance payment equal to one times the total cash compensation (annual base salary, Co-CIO compensation and portfolio manager compensation but excluding any portion related to long-term incentive awards) paid or payable to that Co-CIO in connection with his last four calendar quarters of employment before the date of his resignation, plus medical, dental and vision insurance for twelve months.

In the event that the Company terminates employment for cause or employment is terminated by either party for any reason at the end of the term or thereafter, no severance benefits will be provided.

In the event that a Co-CIO voluntarily terminates employment, subject to CEO approval and the execution of a two-year non-compete commitment and legal release, all long-term incentive awards granted on or after December 30, 2004 shall continue to vest in accordance with the respective original schedules and any unexercised stock options will remain exercisable for the remainder of their respective terms.

Restrictive Covenants

While employed by the Company and for a period of one year thereafter, the Co-CIOs are subject to certain non-interference, non-solicitation and non-hire restrictions related to the Company’s employees, clients and business.

Copies of the Severance Rights Agreements are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Severance Rights Agreement by and between Janus Capital Group Inc. and Jonathan D. Coleman, effective as of January 1, 2009

10.2	Severance Rights Agreement by and between Janus Capital Group Inc. and Richard Gibson Smith, effective as of January 1, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: November 12, 2008	By:	/s/ Gregory A. Frost
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Severance Rights Agreement by and between Janus Capital Group Inc. and Jonathan D. Coleman, effective as of January 1, 2009

10.2	Severance Rights Agreement by and between Janus Capital Group Inc. and Richard Gibson Smith, effective as of January 1, 2009